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                                                                    Exhibit 99-1

divine(tm) NEWS RELEASE
                  www.divine.com                                   NASDAQ : DVIN



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DIVINE CONTACTS
INDIVIDUAL INVESTORS:      MEDIA INQUIRIES:            INTERNATIONAL MEDIA:
Brenda Lee Johnson         Susan Burke / Anne Schmitt  Chris Blaik
Direct: 773.394.6873       Direct: 773.394. 6746/6827  Direct: +44 0 20 7070 9520
brenda.johnson@divine.com  susan.burke@divine.com      chris.blaik@divine.com
                           anne.schmitt@divine.com
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FOR IMMEDIATE RELEASE

             DIVINE CLOSES FINANCING LED BY OAK INVESTMENT PARTNERS
            DEAL APPROVED AT A SPECIAL MEETING OF DIVINE SHAREHOLDERS

CHICAGO - AUGUST 28, 2002 - DIVINE, INC., (NASDAQ: DVIN), a leading provider of solutions for the extended enterprise, today announced that it has closed the second financing placement led by Oak Investment Partners, a venture capital firm, following the approval of the terms of the transaction during a special meeting of stockholders on Tuesday, August 27, 2002. With this action, divine has completed the $61.6 million Oak-led equity investment. Also at the meeting, stockholders approved the divine 2002 Employee Stock Purchase Plan.

"This investment by Oak, as well as our ability to achieve organic revenue growth quarter over quarter during this challenging economic climate, underscores the market demand for our solutions that support companies' extended enterprise initiatives," said divine Chairman and Chief Executive Officer Andrew "Flip" Filipowski. "With the momentum we are seeing in the marketplace and the additional financial resources that this investment provides, we believe we have the right mix of offerings and the solid financial footing to achieve our business and financial goals."

Under the terms of the investment agreement with divine, Oak Investment Partners and other investors have made an equity investment totaling $61.6 million in divine in two separate placements. On Tuesday, August 27, 2002, divine stockholders approved the transaction, which was a condition for closing the $38.7 million second placement of the investment. When combined with the shares Oak acquired at the first closing, Oak has acquired shares of convertible preferred stock which are currently convertible into 16,078,456 common shares of divine.

In connection with the Oak investment, divine has appointed Fredric Harman, a general partner of Oak Investment Partners, to the Board of Directors of divine.

ABOUT DIVINE, INC.

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divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions.
Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity and customer loyalty. The company provides expertise in collaboration, interaction and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies and educational institutions and currently serves over 20,000 customers. For more information, visit the company's Web site at www.divine.com.

ABOUT OAK INVESTMENT PARTNERS

Oak Investment Partners has sponsored more than 350 companies with aggregate annual revenues in excess of $100 billion. The firm targets rapidly growing companies that address large, dislocating or expanding new markets and have experienced management teams and business models that are expected to deliver long-term value for shareholders. Among the companies it has funded include Compaq, Informix, Inktomi, ILOG, Parametric, Polycom, Sybase, Synopsys, Wellfleet and Wireless Facilities, Inc.



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(C) 2002 divine, inc. divine is a trademark of divine, inc. All other trademarks, trade names and service marks referenced herein are the properties of their respective companies.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to: divine's ability to execute its integrated Web-based technology, professional services, and managed applications strategy; divine's ability to successfully implement its acquisition strategy, including its ability to integrate the operations, personnel, products, and technologies of, and address the risks associated with, acquired companies; divine's ability to develop enterprise Web software and services; the uncertainty of customer demand for enterprise Web software and services; divine's ability to expand its customer base and achieve and maintain profitability; divine's ability to retain key personnel; divine's ability to predict revenues from project-based engagements; divine's ability to keep pace with technological developments and industry requirements; divine's ability to efficiently manage its growing operations; changes in the market for Internet services and the economy in general, including as a result of any additional terrorist attacks or responses to terrorist attacks; increasing competition from other providers of software solutions and professional services; the extent to which customers want to purchase software applications under hosted subscription based models; divine's ability to address the risks associated with international operations; divine's ability to become cash flow positive before it depletes its cash reserves or become insolvent; divine's ability to maintain its Nasdaq listing; and other unanticipated events and conditions. For further information about these and other risks, uncertainties, and contingencies, please review the disclosure under the captions "Risk Factors" and "Special Note on Forward-Looking Statements" in divine's most recent Forms 10-K and 10-Q filed with the SEC. You should not place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief, or expectation only as of the date hereof. Except as required by federal securities laws, divine undertakes no obligation to publicly revise these forward-looking statements or risks, uncertainties, or contingencies to reflect events or circumstances that arise after the date hereof.